Exhibit 99.2

West Fraser Timber Co. Ltd.

Consolidated Financial Statements

December 31, 2019 and 2018

RESPONSIBILITY OF MANAGEMENT

The management of West Fraser Timber Co. Ltd. (“West Fraser”, “we”, “us” or “our”) is responsible for the preparation, integrity, objectivity and reliability of the consolidated financial statements. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards and necessarily include amounts that represent the best estimates and judgments of management.

We maintain a system of internal controls over financial reporting that encompasses policies, procedures and controls to provide reasonable assurance that assets are safeguarded against loss or unauthorized use, transactions are executed and recorded with appropriate authorization and financial records are accurate and reliable.

Our independent auditor, which is appointed by the shareholders upon the recommendation of the Audit Committee and the Board of Directors, has completed its audit of the consolidated financial statements in accordance with generally accepted auditing standards in Canada and its report follows.

The Board of Directors provides oversight to the financial reporting process through its Audit Committee, which is comprised of four Directors, none of whom is an officer or employee of West Fraser. The Audit Committee meets regularly with representatives of management and of the auditor to review the consolidated financial statements and matters relating to the audit. The auditor has full and free access to the Audit Committee. The Audit Committee reports its findings to the Board of Directors for consideration in approving the consolidated financial statements for issuance to the shareholders.

/s/ Raymond Ferris	/s/ Chris Virostek
Raymond Ferris	Chris Virostek
President and Chief Executive Officer	Vice-President, Finance
and Chief Financial Officer
February 11, 2020

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of West Fraser Timber Co. Ltd.

Our opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of West Fraser Timber Co. Ltd. and its subsidiaries (together, the Company) as at December 31, 2019 and 2018, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

What we have audited

The Company’s consolidated financial statements comprise:

•	the consolidated balance sheets as at December 31, 2019 and 2018;

•	the consolidated statements of earnings and comprehensive earnings for the years then ended;

•	the consolidated statements of changes in shareholders’ equity for the years then ended;

•	the consolidated statements of cash flows for the years then ended; and

•	the notes to the consolidated financial statements, which include a summary of significant accounting policies.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements.

Other information

Management is responsible for the other information. The other information comprises the Management’s Discussion & Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is John Bunting.

/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants
Vancouver, British Columbia
February 11, 2020

West Fraser Timber Co. Ltd.

Consolidated Balance Sheets

As at December 31, 2019 and 2018

(in millions of Canadian dollars, except where indicated)

	2019	2018
Assets
Current assets
Cash and short-term investments	$16	$160
Receivables (note 24)	258	332
Income taxes receivable	135	48
Inventories (note 5)	729	791
Prepaid expenses	9	14

	1,147	1,345
Property, plant and equipment (note 6)	2,140	2,056
Timber licences (note 7)	493	513
Goodwill and other intangibles (note 8)	772	767
Export duty deposits (note 27)	80	75
Other assets (note 9)	26	32
Deferred income tax assets (note 19)	10	3

	$4,668	$4,791

Liabilities
Current liabilities
Cheques issued in excess of funds on deposit	$16	$13
Operating loans (note 12)	374	61
Payables and accrued liabilities (note 10)	396	448
Current portion of long-term debt (note 12)	10	—
Current portion of reforestation and decommissioning obligations (note 11)	41	39
Income taxes payable	—	34

	837	595
Long-term debt (note 12)	650	692
Other liabilities (note 11)	454	316
Deferred income tax liabilities (note 19)	253	292

	2,194	1,895

Shareholders’ Equity
Share capital (note 14)	483	491
Accumulated other comprehensive earnings	132	170
Retained earnings	1,859	2,235

	2,474	2,896

	$4,668	$4,791

Approved by the Board of Directors

/s/ Ried Carter	/s/ Robert L. Phillips
Reid Carter	Robert L. Phillips
Director	Lead Director

West Fraser Timber Co. Ltd.

Consolidated Statements of Earnings and Comprehensive Earnings

For the years ended December 31, 2019 and 2018

(in millions of Canadian dollars, except where indicated)

	2019	2018
Sales	$4,877	$6,118

Costs and expenses
Cost of products sold	3,652	3,617
Freight and other distribution costs	713	732
Export duties (note 27)	162	202
Amortization	259	257
Selling, general and administration	211	231
Equity-based compensation (note 15)	6	7
Restructuring and impairment charges (note 16)	33	—

	5,036	5,046

Operating earnings	(159)	1,072
Finance expense (note 17)	(49)	(37)
Other (note 18)	(11)	37

Earnings before tax	(219)	1,072
Tax recovery (provision) (note 19)	69	(262)

Earnings	$(150)	$810

Earnings per share (dollars) (note 21)
Basic	$(2.18)	$10.88
Diluted	$(2.34)	$10.62

Comprehensive earnings
Earnings	$(150)	$810
Other comprehensive earnings
Translation gain (loss) on foreign operations[1]	(38)	62
Actuarial gain (loss) on post-retirement benefits[2]	(99)	24

Comprehensive earnings	$(287)	$896

1.	Recycled through earnings in the event of a disposal in net investment in foreign operations.
2.	Adjusted through retained earnings. Net of tax recovery of $33 million (2018–$9 million provision).

West Fraser Timber Co. Ltd.

Consolidated Statements of Changes in Shareholders’ Equity

For the years ended December 31, 2019 and 2018

(in millions of Canadian dollars, except where indicated)

	Share capital		Translation of foreign operations
	Number of shares	Amount		Retained earnings	Total equity
Balance–December 31, 2017	77,946,036	$549	$108	$2,069	$2,726
Changes in Shareholders’ Equity for 2018
Translation gain on foreign operations	—	—	62	—	62
Actuarial gain on post-retirement benefits	—	—	—	24	24
Issuance of Common shares	8,598	1	—	—	1
Repurchase of Common shares	(8,135,796)	(59)	—	(617)	(676)
Earnings for the year	—	—	—	810	810
Dividends[1]	—	—	—	(51)	(51)

Balance–December 31, 2018	69,818,838	$491	$170	$2,235	$2,896
Changes in Shareholders’ Equity for 2019
Translation loss on foreign operations	—	—	(38)	—	(38)
Actuarial loss on post-retirement benefits	—	—	—	(99)	(99)
Issuance of Common shares	22,329	1	—	—	1
Repurchase of Common shares	(1,178,400)	(9)	—	(72)	(81)
Earnings for the year	—	—	—	(150)	(150)
Dividends[1]	—	—	—	(55)	(55)

Balance–December 31, 2019	68,662,767	$483	$132	$1,859	$2,474

1.	Represents dividends declared of $0.80 per share for 2019 and $0.70 per share for 2018.

West Fraser Timber Co. Ltd.

Consolidated Statements of Cash Flows

For the years ended December 31, 2019 and 2018

(in millions of Canadian dollars, except where indicated)

	2019	2018
Cash provided by operations
Earnings	$(150)	$810
Adjustments
Amortization	259	257
Restructuring and impairment charges	33	—
Restructuring charges paid (note 16)	(7)	—
Finance expense	49	37
Foreign exchange loss (gain) on long-term financing	3	(10)
Foreign exchange loss (gain) on long-term duty deposits	4	(5)
Export duty deposits (note 27)	(5)	(31)
Post-retirement expense	80	84
Contributions to post-retirement benefit plans	(85)	(103)
Tax provision (recovery)	(69)	262
Income taxes paid	(62)	(316)
Other	—	(2)
Changes in non-cash working capital
Receivables	70	39
Inventories	51	(105)
Prepaid expenses	5	(3)
Payables and accrued liabilities	(61)	(5)

	115	909

Cash provided by (used for) financing
Proceeds from operating loans	314	63
Finance expense paid	(43)	(32)
Dividends	(55)	(37)
Repurchase of Common shares	(81)	(675)
Other	(5)	—

	130	(681)

Cash used for investing
Additions to capital assets	(410)	(370)
Government assistance	5	6
Proceeds from disposal of capital assets	14	11
Other	—	(1)

	(391)	(354)

Change in cash	(146)	(126)
Foreign exchange effect on cash	(1)	15
Cash–beginning of year	147	258

Cash–end of year	$—	$147

Cash consists of
Cash and short-term investments	$16	$160
Cheques issued in excess of funds on deposit	(16)	(13)

	$—	$147

West Fraser Timber Co. Ltd.

Notes to Consolidated Financial Statements

For the years ended December 31, 2019 and 2018

(figures are in millions of Canadian dollars, except where indicated)

1.	Nature of operations

West Fraser Timber Co. Ltd. (“West Fraser”, “we”, “us” or “our”) is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States. Our executive office is located at 858 Beatty Street, Suite 501, Vancouver, British Columbia (“B.C.”). West Fraser was formed by articles of amalgamation under the Business Corporations Act (British Columbia) and is registered in B.C., Canada. Our Common shares are listed for trading on the Toronto Stock Exchange under the symbol WFT.

2.	Basis of presentation

These consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) and were approved by our Board of Directors on February 11, 2020.

Our consolidated financial statements have been prepared under the historical cost basis, except for certain items as discussed in the applicable accounting policies.

Accounting policies that relate to the consolidated financial statements as a whole are incorporated in this note. Where an accounting policy is applicable to a specific note disclosure, the policy is described within the respective note.

Accounting policies

Basis of consolidation

These consolidated financial statements include the accounts of West Fraser and its wholly-owned subsidiaries after the elimination of intercompany transactions and balances. Principal operating subsidiaries are West Fraser Mills Ltd., West Fraser, Inc., West Fraser Wood Products Inc., West Fraser Southeast, Inc., Blue Ridge Lumber Inc., Sundre Forest Products Inc., Manning Forest Products Ltd. and West Fraser Newsprint Ltd.

Our 50%-owned joint operations, Alberta Newsprint Company and Cariboo Pulp & Paper Company, are accounted for by recognizing our share of the assets and liabilities, revenues and expenses related to these joint operations.

Use of estimates and judgments

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. It also requires management to exercise judgment in the process of applying accounting policies. Significant areas requiring estimates include recoverability of long-lived assets and goodwill, export duty deposits related to the softwood lumber dispute, fair value of derivatives, reforestation and decommissioning obligations, employee future benefits, equity-based compensation, income taxes and litigation. Actual amounts could differ materially from these and other estimates, the impact of which would be recorded in future periods. Management uses judgments and assumptions in assessing potential indicators of impairment, determining the appropriate cash generating unit level used in impairment testing and determining the accounting treatment for certain investments where we own less than 100% of the entity.

Revenue recognition

Revenue is derived primarily from product sales and is recognized when a customer obtains control over the goods. For most of our sales, control is obtained by the customer when the product is loaded on a common carrier at our mill. Some of our revenue is recognized when the product is delivered to the customer or when it is loaded on an ocean carrier. The amount of revenue recognized is net of our estimate for early payment discounts and volume rebates.

Revenue includes charges for freight, handling, countervailing and antidumping duties. The costs related to these revenues are recorded in freight and other distribution costs and export duties.

Foreign currency translation

Our functional and presentation currency is Canadian dollars.

U.S. operations

Assets and liabilities of our U.S. operations have a functional currency of U.S. dollars and are translated at the period-end exchange rate. Revenues and expenses are translated at average exchange rates during the reporting period. The resulting unrealized translation gains or losses are included in other comprehensive earnings.

Translation of other foreign currency balances and transactions

Monetary assets and liabilities denominated in foreign currencies, including long-term financing, are translated at the period-end exchange rate. Income and expense items are translated at the average or transaction date exchange rates during the reporting period. The resulting translation gains or losses are included in other income.

Cash and short-term investments

Cash and short-term investments consist of cash on deposit and short-term interest-bearing securities maturing within three months of the date of purchase.

Impairment of long-lived assets

We review property, plant, equipment, timber licences, goodwill and other intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. For the purpose of impairment testing, assets are separated into cash generating units (“CGUs”). We have identified each of our mills as a CGU for impairment testing of property, plant, equipment and other intangibles unless there is economic interdependence of CGUs, in which case they are grouped for impairment testing. Timber licences and goodwill are tested for impairment by combining CGUs within the economic area of the related assets. We perform an annual test for goodwill impairment.

Recoverability is assessed by comparing the carrying amount of the CGU or grouped CGUs to the discounted estimated net future cash flows the assets are expected to generate. If the carrying amount exceeds the discounted estimated net future cash flows, the assets are written down to the higher of fair value less cost of disposal and value-in-use (being the present value of the estimated net future cash flows of the relevant asset or CGU).

Goodwill impairment is assessed by comparing the fair value of its CGU to the underlying carrying amount of the CGU’s net assets, including goodwill. When the carrying amount of the CGU exceeds its fair value, the fair value of the CGU’s goodwill is compared with its carrying amount. An impairment loss is recognized for any excess of the carrying value of goodwill over its fair value.

Estimated net future cash flows are based on several assumptions concerning future circumstances including selling prices of products, U.S./Canadian dollar exchange rates, production rates, input costs and capital requirements. The estimated net future cash flows are discounted at rates reflective of market risk.

Where an impairment loss for long-lived assets, other than goodwill, subsequently reverses, the carrying amount of the asset or CGU is increased to the lesser of the revised estimate of its recoverable amount and the carrying amount that would have been recorded had no impairment loss been previously recognized. Goodwill impairment losses cannot be reversed.

Fair value measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. For financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurement are observable and the significance of the inputs. Our fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value.

The three levels of the fair value hierarchy are:

Level 1

Values based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2

Values based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

Level 3

Values based on prices or valuation techniques that require inputs which are both unobservable and significant to the overall fair value measurement.

3.	Changes in accounting standards

IFRS 16–Leases

We have adopted IFRS 16 effective January 1, 2019 using the modified retrospective approach, accordingly the information presented for 2018 has not been restated. The new standard replaces International Accounting Standards (“IAS”) 17–Leases and the related interpretations. IFRS 16 provides a single lessee accounting model and requires lessees to recognize assets and liabilities for all major leases.

The adoption of this new standard has resulted in recognizing a right-of-use (“ROU”) asset and related lease liability in connection with all former operating leases except for those identified as low-value or having a remaining lease term of less than 12 months from the date of initial application.

On initial application, we elected to record ROU assets equal to the corresponding present value of the remaining lease liability. ROU assets and lease obligations of $14 million were recorded as of January 1, 2019 for leases related to some of our office spaces and mobile equipment. On the consolidated balance sheets, ROU assets have been included in property, plant and equipment. The current portion of lease liabilities has been included in payables and accrued liabilities and the long-term portion has been included in other liabilities.

During the year ended December 31, 2019, we recorded a $3 million amortization expense on the ROU assets, and we made a $3 million payment on the lease obligations.

IAS 19–Amendments, Employee Benefits

We have adopted the IAS 19–Amendments, Employee Benefits effective January 1, 2019. The amendments require an entity to use updated assumptions to determine current service costs and net interest for the remainder of the period after a plan amendment, curtailment or settlement.

The adoption of this standard had no significant impact on our consolidated financial statements and no retrospective adjustments were necessary.

4.	Accounting standards, amendments and interpretations issued but not yet applied

There are no standards or amendments or interpretations to existing standards issued but not yet effective which are expected to have a material impact on our consolidated financial statements.

5.	Inventories

Accounting policies

Inventories of manufactured products, logs and other raw materials are valued at the lower of average cost and net realizable value. Processing materials and supplies are valued at the lower of average cost and replacement cost.

Supporting information

	2019	2018
Manufactured products	$341	$421
Logs and other raw materials	226	218
Processing materials and supplies	162	152

	$729	$791

Inventories at December 31, 2019 were written down by $39 million (December 31, 2018–$30 million) to reflect net realizable value being lower than cost.

The carrying amount of inventory recorded at net realizable value was $182 million at December 31, 2019 (December 31, 2018–$149 million), with the remaining inventory recorded at cost.

6.	Property, plant and equipment

Accounting policies

Property, plant and equipment are stated at historical cost, less accumulated amortization and impairment losses. Expenditures for additions and improvements are capitalized. Borrowing costs are capitalized when the asset construction period exceeds 12 months and the borrowing costs are directly attributable to the asset. Expenditures for maintenance and repairs are charged to earnings. Upon retirement, disposal or destruction of an asset, the cost and related amortization are removed from the accounts and any gain or loss is included in earnings.

Property, plant and equipment are amortized on a straight-line basis over their estimated useful lives as follows:

Buildings	10–30 years
Manufacturing plant, equipment and machinery	6–20 years
Fixtures, mobile and other equipment	3–10 years
Roads and bridges	Not exceeding 40 years
Major maintenance shutdowns	12 to 36 months

Manufacturing plant, equipment and machinery includes ROU assets related to some of our office spaces and mobile equipment. ROU assets are initially measured at the amount of lease liability reduced for any lease incentives received, and increased for:

•	lease payments made at or before commencement of the lease;

•	initial direct costs incurred; and

•	an estimate of costs, if any, to be incurred in restoring the underlying asset to the condition required by the terms and conditions of the lease.

The ROU assets are amortized on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the ROU asset or the end of the lease term. If it is reasonably certain that we will exercise the option to purchase the asset, the amortization period is to the end of the ROU asset’s useful life.

Supporting Information

	Manufacturing plant, equipment and machinery	Construction- in-progress	Roads and bridges	Other	Total
As at December 31, 2017	$1,610	$195	$45	$42	$1,892
Additions	168	151	17	1	337
Amortization[1]	(218)	—	(15)	—	(233)
Foreign exchange	54	10	—	1	65
Disposals	(5)	—	—	—	(5)
Transfers	169	(169)	—	—	—

As at December 31, 2018	$1,778	$187	$47	$44	$2,056

As at December 31, 2018
Cost	$4,444	$187	$148	$51	$4,830
Accumulated amortization	(2,666)	—	(101)	(7)	(2,774)

Net	$1,778	$187	$47	$44	$2,056

As at December 31, 2018	$1,778	$187	$47	$44	$2,056
Additions	222	180	20	1	423
Amortization[1]	(220)	—	(16)	—	(236)
Impairment[2] (note 16)	(23)	—	—	—	(23)
Foreign exchange	(37)	(6)	—	(1)	(44)
Disposals	(1)	—	—	(1)	(2)
Transfers	144	(178)	—	—	(34)

As at December 31, 2019	$1,863	$183	$51	$43	$2,140

As at December 31, 2019
Cost	$4,604	$183	$160	$50	$4,997
Accumulated amortization	(2,741)	—	(109)	(7)	(2,857)

Net	$1,863	$183	$51	$43	$2,140

1.	Amortization of $232 million relates to cost of products sold and $4 million relates to selling, general and administration expense (2018–$230 million and $3 million, respectively).
2.

As disclosed in note 16, we recorded asset impairment charges totalling $24 million, with $16 million related to the permanent closure of our Chasm, B.C. lumber mill and $8 million related to certain B.C. lumber mill assets. Of the total, $23 million of this impairment was recorded against manufacturing plant, equipment and machinery, with the remaining $1 million recorded against inventory.

7.	Timber licences

Accounting policies

Timber licences, which are renewable or replaceable, are stated at historical cost, less accumulated amortization and impairment losses. Amortization is provided on a straight-line basis over their estimated useful lives of 40 years.

Supporting information

Timber licences
As at December 31, 2017	$533
Amortization[1]	(20)

As at December 31, 2018	$513

As at December 31, 2018
Cost	$800
Accumulated amortization	(287)

Net	$513

As at December 31, 2018	$513
Amortization[1]	(20)

As at December 31, 2019	$493

As at December 31, 2019
Cost	$800
Accumulated amortization	(307)

Net	$493

1.	Amortization relates to cost of products sold.

8.	Goodwill and other intangibles

Accounting policies

Goodwill represents the excess purchase price paid for a business acquisition over the fair value of the net assets acquired. Goodwill is not amortized but is subject to an annual impairment test. An additional impairment test is conducted if events or circumstances indicate that goodwill may be impaired.

Other intangibles are stated at historical cost less accumulated amortization and impairments. Other intangibles include software which is amortized over periods of up to five years and non-replaceable finite term timber rights which are amortized as the related timber is logged.

Supporting information

	Goodwill	Other	Total
As at December 31, 2017	$705	$26	$731
Additions	—	6	6
Amortization[1]	—	(4)	(4)
Foreign exchange	38	—	38
Disposals	—	(4)	(4)

As at December 31, 2018	$743	$24	$767

As at December 31, 2018
Cost	$743	$48	$791
Accumulated amortization	—	(24)	(24)

Net	$743	$24	$767

As at December 31, 2018	$743	$24	$767
Additions	—	7	7
Amortization[1]	—	(3)	(3)
Foreign exchange	(23)	—	(23)
Disposal	—	(10)	(10)
Transfers	—	34	34

As at December 31, 2019	$720	$52	$772

As at December 31, 2019
Cost	$720	$79	$799
Accumulated amortization	—	(27)	(27)

Net	$720	$52	$772

1.	Amortization of $1 million relates to cost of products sold and $2 million relates to selling, general and administration expense (2018–$2 million and $2 million, respectively).

Goodwill

We have attributed $218 million of goodwill to a CGU made up of our Canadian lumber operations, $456 million of goodwill to a CGU made up of our U.S. lumber operations and $46 million of goodwill to a CGU made up of our plywood and LVL operations.

For the purpose of the 2019 impairment test of goodwill, the fair value of CGUs has been determined based on value-in-use calculations using a discount rate of 8.5%. These calculations are approved by management and use cash flow projections based on the 2020 business plan, a forecast of 2021 and 2022 and trend level earnings for subsequent years. Assumptions were developed by management based on industry sources after taking into account management’s best estimates. No impairment on goodwill has been recognized.

9.	Other assets

	2019	2018
Post-retirement (note 13)	$6	$12
Other	20	20

	$26	$32

10.	Payables and accrued liabilities

	2019	2018
Trade accounts	$239	$260
Equity-based compensation	33	51
Compensation	55	78
Export duties	18	17
Dividends	14	14
Restructuring charges (note 16)	6	—
Interest	5	5
Current portion of lease obligation (note 11)	3	—
Other	23	23

	$396	$448

11.	Other liabilities

	2019	2018
Post-retirement (note 13)	$314	$189
Long-term portion of reforestation	74	76
Long-term portion of decommissioning	31	29
Long-term portion of lease obligation	8	—
Other	27	22

	$454	$316

Reforestation and decommissioning obligations

Reforestation and decommissioning obligations relate to our responsibility for reforestation under various timber licences and our obligations related to landfill closures and other site remediation costs.

Accounting policies

Reforestation obligations are measured at the present value of the expenditures expected to be required to settle the obligations and are accrued and charged to earnings when timber is harvested. The reforestation obligation is reviewed periodically and changes to estimates are credited or charged to earnings.

We record the present value of a liability for decommissioning obligations in the period that a reasonable estimate can be made. The present value of the liability is added to the carrying amount of the associated asset and amortized over its useful life or, if there is no associated asset, it is expensed. Decommissioning obligations are reviewed annually and changes to estimates result in an adjustment of the carrying amount of the associated asset or, where there is no asset, they are credited or charged to earnings.

Reforestation and decommissioning obligations are discounted at the risk-free rate at the balance sheet date and accreted over time through periodic charges to earnings. The liabilities are reduced by actual costs of settlement.

Supporting information

	Reforestation		Decommissioning
	2019	2018	2019	2018
Beginning of year	$115	$108	$29	$25
Liabilities recognized	48	48	2	—
Liabilities settled	(53)	(46)	(1)	—
Change in estimates	4	5	2	4

End of year	114	115	32	29
Less: current portion	(40)	(39)	(1)	—

	$74	$76	$31	$29

The total undiscounted amount of the estimated cash flows required to satisfy these obligations is $159 million (2018–$158 million). The cash flows have been discounted using interest rates ranging from 1.68% to 1.69% (2018–1.86% to 1.88%).

The timing of the reforestation payments is based on the estimated period required to attain free to grow status in a given area, which is generally between 12 to 15 years. Payments relating to landfill closures and site remediation are expected to occur over periods ranging up to 46 years.

Lease obligations

Lease obligations relate to major lease contracts on certain office spaces and mobile equipment.

Accounting policies

All leases are accounted for by recognizing a ROU asset and a lease obligation except for low value asset leases and leases with a duration of 12 months or less. These lease payments are recognized as an expense on a straight-line basis over the lease term.

The lease liability is measured at the present value of the lease payments using the discount rate implicit in the lease, if that rate is readily available, or our incremental borrowing rate. The lease liability is remeasured to reflect any reassessment or modification. When the lease liability is remeasured, the corresponding adjustment is reflected in the ROU asset, or earnings if the ROU asset is already reduced to zero.

Supporting information

2019
Liabilities recognized January 1, 2019	$14
Liabilities paid during the year	(3)

End of year	11
Less: current portion (note 10)	(3)

$8

The total undiscounted cash flows required to satisfy these lease obligations is $14 million over the next five years.

Short-term leases and leases of low value assets

We expensed $2 million of lease payments under certain short-term and low value assets lease contracts.

12.	Operating loans and long-term debt

Accounting policies

Transaction costs related to debt financing or refinancing are deferred and amortized over the life of the associated debt. When our operating loan is undrawn, the related deferred financing costs are recorded in other assets.

Supporting information

Operating loans

Our revolving lines of credit consist of an $850 million committed revolving credit facility which matures August 2024, a $32 million (US$25 million) demand line of credit dedicated to our U.S. operations and an $8 million demand line of credit dedicated to our jointly-owned newsprint operation. In addition, we have letter of credit facilities totalling $89 million, of which US$15 million is dedicated to our U.S. operations.

At December 31, 2019, $374 million was drawn under our revolving credit facility. This amount is net of deferred financing costs of $3 million (December 31, 2018–$61 million, net of deferred financing costs of $2 million). Letters of credit in the amount of $61 million (December 31, 2018–$58 million) were also supported by our facilities.

Interest on the facilities is payable at floating rates based on Prime, Base Rate Advances, Bankers’ Acceptances or LIBOR Advances at our option.

All debt is unsecured except the $8 million 50%-owned newsprint operation demand line of credit, which is secured by that operation’s current assets.

Long-term debt

	2019	2018
US$300 million senior notes due October 2024; interest at 4.35%	$390	$409
US$200 million term loan due August 2024; floating interest rate	260	273
US$8 million note payable due October 2020; interest at 2%	10	10
Notes payable	3	4

	663	696
Less: deferred financing costs	(3)	(4)
Less: current portion related to the US$8 million note payable due October 2020	(10)	—

	$650	$692

Required principal repayments are disclosed in note 24.

On March 15, 2019, we entered into an interest rate swap agreement, maturing in August 2022, with a US$100 million notional amount to limit our exposure to fluctuations in interest rates and fix interest rates on a portion of our long-term debt. Under this agreement, we pay a fixed interest rate of 2.47% and receive a floating interest rate equal to 3-month LIBOR. The agreement is accounted for as a derivative. The gains or losses related to changes in the fair value are included in other income in our consolidated statements of earnings. For the year, a $3 million loss associated with the agreement was recorded in other income.

On January 17, 2020, we completed an agreement for a new uncommitted, demand letter of credit facility in the maximum amount of up to $40 million.

13.	Post-retirement benefits

We maintain defined benefit and defined contribution pension plans covering a majority of our employees. The defined benefit plans generally do not require employee contributions and provide a guaranteed level of pension payable for life based either on length of service or on earnings and length of service, and in most cases do not increase after commencement of retirement.

The defined benefit pension plans are operated in Canada and the U.S. under broadly similar regulatory frameworks. The majority are funded arrangements where benefit payments are made from plan assets which are held in trust. Responsibility for the governance of the plans, including investment and contribution decisions, resides with our Retirement Committees which report to the Human Resources & Compensation Committee of the Board of Directors. For the registered defined benefit pension plans, regulations set minimum requirements for contributions for benefit accruals and the funding of deficits.

Accounting policies

We record a post-retirement asset or liability for our employee defined benefit pension and other retirement benefit plans by netting our plan assets with our plan obligations, on a plan-by-plan basis.

The cost of defined benefit pensions and other retirement benefits earned by employees is actuarially determined using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using market yields from high quality corporate bonds with cash flows that approximate expected benefit payments at the balance sheet date. Plan assets are valued at fair value at each balance sheet date.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive earnings in the period in which they arise.

Past service costs arising from plan amendments are recognized immediately.

The finance amount on net post-retirement balances is classified as finance expense.

For defined contribution plans, pension expense is the amount of contributions we are required to make in respect of services rendered by employees.

Supporting information

The actual return on plan assets for 2019 is a gain of $166 million (2018–$4 million loss). The total pension expense for the defined benefit plans is $68 million (2018–$73 million). In 2019, we made contributions of $66 million (2018–$86 million). We expect to make cash contributions of approximately $49 million to our defined benefit pension plans during 2020 based on the most recent valuation report for each pension plan. We also provide group life insurance, medical and extended health benefits to certain employee groups, for which we contributed $2 million in 2019 (2018–$2 million).

The total pension expense and funding contributions for the defined contribution pension plans is $17 million (2018–$15 million).

In 2019, we announced the permanent closure of our Chasm, B.C. lumber mill. This closure resulted in the curtailment of the defined benefit pension plan for the Chasm hourly employees. Included in restructuring and impairment charges is a $4 million curtailment gain related to the reduction in the post-retirement obligation.

In 2018, we entered into annuity purchase agreements to settle approximately $480 million of our defined benefit obligations by purchasing annuities using our plan assets. These agreements transferred the pension obligations of retired employees under certain pension plans to financial institutions. The difference between the cost of the annuity purchase and the liabilities held for these pension plans is reflected as a settlement cost.

The status of the defined benefit pension plans and other retirement benefit plans, in aggregate, is as follows:

	Defined benefit pension plans		Other retirement benefit plans
	2019	2018	2019	2018
Accrued benefit obligations
Benefit obligations – opening	$1,347	$1,821	$34	$43
Service cost	62	66	1	3
Finance cost on obligation	52	61	—	2
Benefits paid	(46)	(66)	(2)	(2)
Actuarial loss (gain) due to change in financial assumptions	235	(83)	3	(5)
Actuarial loss (gain) due to demography/experience	14	16	—	(7)
Settlement	1	(480)	—	—
Curtailment gain	(4)	—	—	—
Other	(3)	12	(1)	—

Benefit obligations–ending	$1,658	$1,347	$35	$34

Plan assets
Fair value–opening	$1,204	$1,658	$—	$—
Finance income on plan assets	46	54	—	—
Actual return on plan assets, net of finance income	120	(58)	—	—
Employer contributions	66	86	2	2
Benefits paid	(46)	(66)	(2)	(2)
Settlement	—	(479)	—	—
Other	(5)	9	—	—

Fair value–ending	$1,385	$1,204	$—	$—

Funded status[1]
Post-retirement assets (note 9)	$6	$12	$—	$—
Post-retirement liabilities (note 11)	(279)	(155)	(35)	(34)

	$(273)	$(143)	$(35)	$(34)

1.

Plans in a surplus position are classified as assets and plans in a deficit position are shown as liabilities on the consolidated balance sheets. Other retirement benefit plans continue to be unfunded.

	Defined benefit pension plans		Other retirement benefit plans
	2019	2018	2019	2018
Expense
Service cost	$62	$66	$1	$3
Net finance expense	6	7	—	2

	$68	$73	$1	$5

Assumptions and sensitivities

The weighted average duration of the defined benefit pension obligations is 19 years. The projected future benefit payments for the defined benefit pension plans at December 31, 2019 are as follows:

	2020	2021	2022 to 2024	Thereafter	Total
Defined benefit pension plans	$38	$42	$149	$2,977	$3,206

The estimation of post-retirement benefit obligations involves a high degree of judgment for matters such as discount rate, employee service periods, compensation escalation rates, expected retirement ages of employees, mortality rates, expected health-care costs and other variable factors. These estimates are reviewed annually with independent actuaries. The significant actuarial assumptions used to determine our balance sheet date post-retirement assets and liabilities and our post-retirement benefit plan expenses are as follows:

	Defined benefit pension plans		Other retirement benefit plans
	2019	2018	2019	2018
Benefit obligations:
Discount rate	3.00%	3.75%	3.00%	3.75%
Future compensation rate increase	3.50%	3.50%	n/a	n/a
Benefit expense:
Discount rate–beginning of year	3.75%	3.50%	3.50%	3.50%
Future compensation rate increase	3.50%	3.50%	n/a	n/a

Health-care benefit costs, shown under other retirement benefit plans, are funded on a pay-as-you-go basis. The actuarial assumptions for extended health-care costs are estimated to increase 6.75% in year one, grading down by 0.25% per year for years two to nine, to 4.5% per year thereafter.

The impact of a change in these assumptions on our post-retirement obligations as at December 31, 2019 is as follows:

Obligations
Discount rate
Decrease in assumption from 3.00% to 2.50%	$157
Increase in assumption from 3.00% to 3.50%	$(143)
Rate of increase in future compensation
Decrease in assumption from 3.50% to 3.00%	$(28)
Increase in assumption from 3.50% to 4.00%	$28
Health-care cost trend rates
Decrease in assumption by 1.00%	$(2)
Increase in assumption by 1.00%	$1

The sensitivities have been calculated on the basis that all other variables remain constant. When calculating the sensitivity of the defined benefit obligation, the same methodology is applied as was used to generate the financial statement asset/liability.

Assets

The assets of the pension plans are invested predominantly in a diversified range of equities and bonds. The weighted average asset allocations of the defined benefit plans at December 31, by asset category, are as follows:

	Target range	2019	2018
Canadian equities	9% - 25%	13%	10%
Foreign equities	12% - 52%	27%	24%
Fixed income investments	30% - 50%	40%	44%
Other investments	5% - 32%	20%	22%

		100%	100%

Risk management practices

We are exposed to various risks related to our defined benefit pension and other post-retirement benefit plans:

•

Uncertainty in benefit payments: The value of the liability for post-retirement benefits will ultimately depend on the amount of benefits paid and this in turn will depend on the level of future compensation increase and how long individuals live.

•	Volatility in asset value: We are exposed to changes in the market value of pension plan investments which are required to fund future benefit payments.

•

Uncertainty in cash funding: Movement in the value of the assets and obligations may result in increased levels of cash funding, although changes in the level of cash funding required can be spread over several years. We are also exposed to changes in pension regulation and legislation.

Our Retirement Committees manage these risks in accordance with a Statement of Investment Policies and Procedures for each pension plan or group of plans administered under master trust agreements. The following are some specific risk management practices employed:

•	Retaining and monitoring professional advisors including an outsourced chief investment officer (“OCIO”).

•	Monitoring our OCIO’s adherence to asset allocation guidelines and permitted categories of investments.

•	Monitoring investment decisions and performance of the OCIO and asset performance against benchmarks.

14.	Share capital

Authorized

400,000,000 Common shares, without par value

20,000,000 Class B Common shares, without par value

10,000,000 Preferred shares, issuable in series, without par value

Issued

	2019		2018
	Number	Amount	Number	Amount
Common	66,381,289	$483	67,537,360	$491
Class B Common	2,281,478	—	2,281,478	—

Total Common	68,662,767	$483	69,818,838	$491

In 2019 we repurchased 1,178,400 Common shares for $81 million and in 2018 we repurchased 8,135,796 Common shares for $676 million.

On September 17, 2019, our Board of Directors authorized the renewal of our normal course issuer bid (“NCIB”) program to repurchase for cancellation up to 3,318,823 Common shares, representing approximately 5% of the issued and outstanding Common shares. The NCIB will expire on September 19, 2020. Our previous NCIB expired on September 18, 2019.

Rights and restrictions of Common shares

Common shares and Class B Common shares are equal in all respects except that each Class B Common share may at any time be exchanged for one Common share. Certain circumstances or corporate transactions may require the approval of the holders of our Common shares and Class B Common shares on a separate class-by-class basis.

15.	Equity-based compensation

We have share option, phantom share unit (“PSU”) and directors’ deferred share unit (“DSU”) plans. We have partially hedged our exposure under these plans with an equity derivative contract. The equity-based compensation expense included in the consolidated statement of earnings is $6 million (2018–$7 million).

Accounting policies

We estimate the fair value of outstanding share options using the Black-Scholes valuation model and the fair value of our PSU plan and directors’ DSU plan using an intrinsic valuation model at each balance sheet date. We record the resulting expense or recovery, over the related vesting period, through a charge to earnings.

From time to time, we enter into equity derivative contracts to provide a partial offset to our exposure to fluctuations in equity-based compensation from our stock option, PSU and DSU plans. These derivatives are fair valued at each balance sheet date using an intrinsic valuation model and the resulting expense or recovery is offset against the related equity-based compensation. If a share option holder elects to acquire Common shares, both the exercise price and the accrued liability are credited to shareholders’ equity.

Supporting information

Share option plan

Under our share option plan, officers and employees may be granted options to purchase up to 7,295,940 Common shares, of which 338,052 remain available for issuance. The exercise price of a share option is the closing price of a Common share on the trading day immediately preceding the grant date. Our share option plan gives share option holders the right to elect to receive a cash payment in lieu of exercising an option to purchase Common shares. Options vest at the earlier of the date of retirement or death and 20% per year from the grant date and expire after 10 years. We have recorded a recovery of $8 million (2018–$9 million) related to the share option plan.

A summary of the activity in the share option plan is presented below:

	2019		2018
	Number	Weighted average price (dollars)	Number	Weighted average price (dollars)
Outstanding–beginning of year	1,204,448	$44.94	1,435,938	$37.19
Granted	148,805	$72.11	112,715	$85.40
Exercised	(138,964)	$13.96	(335,306)	$25.16
Expired / Cancelled	(3,152)	$62.58	(8,899)	$51.88

Outstanding–end of year	1,211,137	$51.78	1,204,448	$44.94

Exercisable–end of year	937,397	$47.78	809,740	$37.37

The following table summarizes information about the share options outstanding and exercisable at December 31, 2019:

Exercise price range	Number of outstanding options	Weighted average remaining contractual life	Weighted average exercise price	Number of exercisable options	Weighted average exercise price
(dollars)	(number)	(years)	(dollars)	(number)	(dollars)
$23.68 - $25.75	229,946	1.7	$24.62	229,946	$24.62
$40.82 - $55.62	608,693	5.4	$46.81	500,988	$46.48
$72.11 - $85.40	372,498	7.6	$76.66	206,463	$76.75

	1,211,137	5.3	$51.78	937,397	$47.78

The weighted average share price at the date of exercise for share options exercised during the year was $64.40 per share (2018–$83.43 per share).

The accrued liability related to the share option plan based on a Black-Scholes valuation model is $21 million at December 31, 2019 (December 31, 2018–$36 million). The weighted average fair value of the options used in the calculation was $17.71 per option at December 31, 2019 (December 31, 2018–$30.15 per option).

The inputs to the option model are as follows:

	2019	2018
Share price on balance sheet date	$57.26	$67.30
Weighted average exercise price	$51.78	$44.93
Expected dividend	$0.80	$0.80
Expected volatility	36.09%	35.19%
Weighted average interest rate	1.69%	1.87%
Weighted average expected remaining life in years	3.03	3.39

The expected dividend on our shares was based on the annualized dividend rate at each period end. Expected volatility was based on five years of historical data. The interest rate for the life of the options was based on the implied yield available on government bonds with an equivalent remaining term at each period-end. Historical data was used to estimate the expected life of the options and forfeiture rates.

The intrinsic value of options issued under the share option plan at December 31, 2019 was $14 million (December 31, 2018–$29 million). The intrinsic value is determined based on the difference between the period end share price and the exercise price, multiplied by the sum of the related vested options plus unvested options for those holders eligible to retire.

Phantom share unit plan

Our PSU plan is intended to supplement, in whole or in part, or replace the granting of share options as long-term incentives for officers and employees. The plan provides for two types of units which vest on the third anniversary of the grant date. A restricted share unit pays out based on the Common share price over the 20 trading days immediately preceding its vesting date (the “vesting date value”). A performance share unit pays out at a value between 0% and 200% of its vesting date value contingent upon our performance relative to a peer group of companies over the three-year performance period. Officers and employees granted units under the plan are also entitled to additional units to reflect cash dividends paid on Common shares from the applicable grant date until payout.

We have recorded an expense of $3 million (2018–$5 million) related to the PSU plan. The number of units outstanding as at December 31, 2019 was 131,792 (December 31, 2018–155,595), including performance share units totalling 78,008 (December 31, 2018–84,966).

Directors’ deferred share unit plan

We have a DSU plan which provides a structure for non-employee directors to accumulate an equity-like holding in West Fraser. The DSU plan allows directors to participate in the growth of West Fraser by providing a deferred payment based on the value of a Common share at the time of redemption. Each director receives deferred share units in payment of an annual equity retainer until a minimum equity holding is reached and may elect to receive units in payment of up to 100% of other fees earned. After a minimum equity holding is reached, directors may elect to receive the equity retainer in units or cash. The units are issued based on our Common share price at the time of issue. Additional units are issued to take into account the value of dividends paid on Common shares from the date of issue to the date of redemption. Units are redeemable only after a director retires, resigns or otherwise leaves the board. The redemption value is equal to the Common share price at the date of redemption. A holder of units may elect to redeem units in cash or receive Common shares having an equivalent value.

No expense related to the DSU plan was recorded during this year or during 2018. The number of units outstanding as at December 31, 2019 was 70,822 (December 31, 2018–57,930).

Equity-based compensation hedge

An expense of $10 million (2018–expense of $10 million) is included in equity-based compensation related to our equity derivative contract. Under this contract, we hedged 1,000,000 Common share equivalent units.

16.	Restructuring and impairment charges

On June 17, 2019, we announced the permanent closure of our Chasm, B.C. lumber mill and recorded impairment charges of $16 million. In addition, we recorded an impairment charge of $8 million related to certain B.C. lumber mill assets in the fourth quarter of 2019.

During the year, we recognized charges of $33 million for the restructuring and impairment costs as follows:

2019
Severance	$8
Lease obligation and other commitments	3
Decommissioning obligation	2

Restructuring charges	13

Asset impairment related to Chasm, B.C. lumber mill	16
Asset impairment related to certain B.C. lumber mill assets	8
Curtailment gain on post-retirement obligation	(4)

Total restructuring and impairment charges	$33

A reconciliation of restructuring charges included in payables and accrued liabilities is as follows:

2019
Beginning of year	$—
Restructuring charges recognized	14
Restructuring charges paid	(7)
Change in estimate	(1)

End of year	$6

17.	Finance expense, net

	2019	2018
Interest expense[1]	$(44)	$(34)
Interest income on short-term investments	—	5
Interest income on long-term duty deposits receivable (note 27)	4	2
Finance expense on employee future benefits	(8)	(9)
Accretion on long-term liabilities	(1)	(1)

	$(49)	$(37)

1.	Interest expense includes $1 million (2018 – nil) of interest expense for lease contracts.

18.	Other

	2019	2018
Foreign exchange gain (loss) on working capital	$(7)	$13
Foreign exchange gain (loss) on intercompany financing[1]	(36)	65
Foreign exchange gain (loss) on long-term debt	33	(55)
Foreign exchange gain (loss) on export duty deposits receivable (note 27)	(4)	5
Insurance gain on disposal of equipment[2]	4	—
Gain on disposal of intangible assets and gain on sale of lumber futures	1	11
Other	(2)	(2)

	$(11)	$37

1.

Relates to US$550 million (2018–US$600 million from January to mid-December and US$550 million thereafter) of financing provided to our U.S. operations. IAS 21 requires that the exchange gain or loss be recognized through earnings as the financing is not considered part of our permanent investment in our U.S. subsidiaries. The balance sheet amounts and related financing expense are eliminated in these consolidated financial statements.

2.	Represents the insurance gain of $4 million related to the 2017 involuntary disposal of equipment at our 50%-owned NBSK plant in Quesnel, B.C.

19.	Tax provision

Accounting policies

The tax expense for the period is comprised of current and deferred tax. Tax is recognized in the consolidated statement of earnings, except to the extent that it relates to items recognized in other comprehensive earnings in which case it is recognized in other comprehensive earnings.

Deferred taxes are provided for using the liability method. Under this method, deferred taxes are recognized for temporary differences between the tax and financial statement basis of assets, liabilities and certain carry-forward items.

Deferred tax assets are recognized only to the extent that it is probable that they will be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of substantive enactment.

Supporting information

The major components of income tax included in comprehensive earnings are as follows:

	2019[1]	2018
Earnings:
Current tax	$57	$(207)
Deferred tax	12	(55)

Tax recovery (provision) on earnings	$69	$(262)

Other comprehensive earnings:

Deferred tax recovery (provision) on post-retirement actuarial loss (gain)	$33	$(9)

Tax recovery (provision) on comprehensive earnings	$102	$(271)

1.	Includes the impact of the 2019 statutory changes for Alberta.

The tax provision differs from the amount that would have resulted from applying the B.C. statutory income tax rate to earnings before tax is as follows:

	2019	2018
Income tax recovery (expense) at statutory rate of 27%	$59	$(289)
Non-taxable amounts	2	2
Rate differentials between jurisdictions and on specified activities	(3)	20
Decrease in Alberta provincial tax rate[1]	18	—
Other	(7)	5

Tax recovery (provision)	$69	$(262)

1.	Represents the re-measurement of deferred income tax assets and liabilities for the 2019 Alberta tax rate change from 12% to 8% over the next four years.

Deferred income tax liabilities (assets) are made up of the following components:

	2019	2018
Property, plant, equipment and intangibles	$402	$407
Reforestation and decommissioning obligations	(34)	(35)
Employee benefits	(87)	(60)
Export duty deposits	20	20
Tax loss carry-forwards[1]	(53)	(38)
Other	(5)	(5)

	$243	$289

Represented by:
Deferred income tax assets	$(10)	$(3)
Deferred income tax liabilities	253	292

	$243	$289

1.

Includes federal and state net operating loss (“NOL”) carry-forwards of $324 million. A portion of these NOLs expire over the periods 2022 to 2033 and a portion of these NOLs are subject to restrictions on use.

20.	Employee compensation

Our employee compensation expense includes salaries and wages, employee future benefits, termination costs and bonuses. Total compensation expense is $911 million (2018–$933 million).

Key management includes directors and officers, and their compensation expense and balance sheet date payables are as follows:

	2019	2018
Expense
Salary and short-term employee benefits	$6	$10
Post-retirement benefits	2	1
Equity-based compensation[1]	(2)	(3)

	$6	$8

Payables and accrued liabilities
Compensation	$—	$4
Equity-based compensation[1]	21	42

	$21	$46

1.	Amounts do not necessarily represent the actual value which will ultimately be paid.

21.	Earnings per share

Basic earnings per share is calculated based on earnings available to Common shareholders, as set out below, using the weighted average number of Common shares and Class B Common shares outstanding.

Diluted earnings per share is calculated based on earnings available to Common shareholders adjusted to remove the actual share option expense (recovery) charged to earnings and after deducting a notional charge for share option expense assuming the use of the equity-settled method, as set out below. The diluted weighted average number of shares is calculated using the treasury stock method. When earnings available to Common shareholders for diluted earnings per share are greater than earnings available to Common shareholders for basic earnings per share, the calculation is anti-dilutive and diluted earnings per share are deemed to be the same as basic earnings per share.

	2019	2018
Earnings
Basic	$(150)	$810
Share option recovery	(8)	(9)
Equity settled share option adjustment	(4)	(3)

Diluted	$(162)	$798

Weighted average number of shares (thousands)
Basic	68,882	74,451
Share options	290	652

Diluted	69,172	75,103

Earnings per share (dollars)
Basic	$(2.18)	$10.88
Diluted	$(2.34)	$10.62

22.	Commitments

Based on expected contract prices, at December 31, 2019, we had contractual commitments for $179 million (December 31, 2018–$108 million).

23.	Government assistance

Accounting policies

Government assistance received that relates to the construction of manufacturing assets is applied to reduce the cost of those assets. Government assistance received that relates to operational expenses is applied to reduce the amount charged to earnings for the operating item.

Supporting information

Government assistance of $1 million (2018–$16 million) was recorded as a reduction to property, plant and equipment.

Government assistance of $5 million (2018–$5 million) was recorded as a reduction to cost of products sold. The government assistance related primarily to research and development and apprenticeship tax credits.

24.	Financial instruments

Accounting policies

All financial assets and liabilities, except for derivatives, are initially measured at fair value and subsequently measured at amortized cost using the effective interest rate method. Derivatives are measured at fair value through profit or loss (“FVTPL”).

Supporting information

The following tables provide the carrying and fair values of our financial instruments by category, as well as the associated fair value hierarchy levels as defined in note 2 under “Fair value measurements”:

2019	Level	Amortized cost	FVTPL	Other financial liabilities	Carrying value	Fair value
Financial assets
Cash and short-term investments	2	$16	$—	$—	$16	$16
Receivables[1]	3	255	3	—	258	258
Export duty deposits (note 27)	3	80	—	—	80	80

		$351	$3	$—	$354	$354

Financial liabilities
Cheques issued in excess of funds on deposit	2	$—	$—	$16	$16	$16
Operating loans (note 12)	2	—	—	377	377	377
Payables and accrued liabilities	2	—	—	396	396	396
Long-term debt (note 12)[2]	2	—	—	663	663	677
Interest rate swap contract (note 12)[3]	2	—	3	—	3	3

		$—	$3	$1,452	$1,455	$1,469

1.	Receivables include our equity derivative receivable of $3 million.
2.

Includes current portion of the long-term debt. The fair value of the long-term debt is based on rates available to us at December 31, 2019 for long-term debt with similar terms and remaining maturities.

3.	The interest rate swap contract is included in other liabilities in our consolidated balance sheets.

2018	Level	Amortized cost	FVTPL	Other financial liabilities	Carrying value	Fair value
Financial assets
Cash and short-term investments	2	$160	$—	$—	$160	$160
Receivables[1]	3	331	1	—	332	332
Export duty deposits (note 27)	3	75	—	—	75	75

		$566	$1	$—	$567	$567

Financial liabilities
Cheques issued in excess of funds on deposit	2	$—	$—	$13	$13	$13
Operating loans (note 12)	2	—	—	63	63	63
Payables and accrued liabilities	2	—	—	448	448	448
Long-term debt (note 12)[2]	2	—	—	696	696	689

		$—	$—	$1,220	$1,220	$1,213

1.	Receivables include our equity derivative receivable of $1 million.
2.	The fair value of the long-term debt is based on rates available to us at December 31, 2018 for long-term debt with similar terms and remaining maturities.

Financial risk management

Our activities result in exposure to a variety of financial risks including risks related to derivative contracts, currency fluctuation, credit, liquidity and interest rates.

The sensitivities provided give the effect of possible changes in the relevant prices and rates on earnings. The sensitivities are hypothetical and should not be considered to be predictive of future performance or earnings. Changes in fair values or cash flows based on market variable fluctuations cannot be extrapolated since the relationship between the change in the market variable and the change in fair value or cash flows may not be linear.

Derivative contracts

From time to time, we use derivatives to manage our exposure to U.S. dollar exchange fluctuations, commodity prices, equity-based compensation and floating interest rates. Commodity contracts used by West Fraser include lumber futures and energy related agreements.

Our equity derivative contract provides an offset for 1,000,000 Common share equivalents against our exposure to fluctuations in equity-based compensation from our stock option, PSU and DSU plans. This derivative is fair valued at each balance sheet date using an intrinsic valuation model and the resulting expense or recovery is offset against the related equity-based compensation.

During 2019, we entered into an interest rate swap agreement with a US$100 million notional amount to limit our exposure to fluctuations in interest rates and fix interest rates on a portion of our long-term debt. The interest rate swap contract is measured at FVTPL based on an estimated discounted cash flow.

No energy related derivatives were outstanding at December 31, 2019 or 2018.

No lumber futures or foreign exchange contracts were outstanding at December 31, 2019 or 2018.

Currency fluctuation

Our Canadian operations sell most of their products at prices denominated in U.S. dollars or based on prevailing U.S. dollar prices. A significant portion of their operational costs and expenses are incurred in Canadian dollars. Therefore, an increase in the value of the Canadian dollar relative to the U.S. dollar reduces the revenue in Canadian dollar terms realized by our Canadian operations from sales made in U.S. dollars, which reduces operating margin and the cash flow available to fund operations.

Our U.S. operations transact and report in U.S. dollars, but their results are translated into Canadian dollars for financial statement purposes with the resulting translation gains or losses being reported in other comprehensive earnings.

Impact of U.S. dollar currency fluctuation

The U.S. dollar foreign currency balance sheet exposure at December 31, 2019 is as follows:

Canadian operations		2019
Net working capital	US$	51
Export duty deposits		61
Intercompany financing[1]		550
Long-term debt		(500)
Interest rate swap contract		(2)

	US$	160

U.S. operations		2019

Net investment	US$	1,088

1.

IAS 21 requires that the exchange gain or loss be recognized through earnings as the financing is not considered part of our permanent investment in our U.S. subsidiaries. The balance sheet amounts and related financing expense are eliminated in these consolidated financial statements.

Based on these balances, with other variables unchanged, a $0.01 increase (decrease) in the exchange rate for one U.S. dollar into Canadian currency would result in a $2 million decrease (increase) in earnings and an $18 million increase (decrease) in the translation loss on foreign operations included in other comprehensive earnings.

Credit

Credit risk arises from the non-performance by counterparties of contractual financial obligations. Investments in cash and short-term investments are primarily made using major banks and only made with counterparties meeting certain credit-worthiness criteria. Credit risk for trade and other receivables is managed through established credit monitoring activities such as:

•	Customer credit limits are established and monitored.

•	Ongoing evaluations of key customer financial conditions are performed.

•

In certain market areas, we have undertaken additional measures to reduce credit risk including credit insurance, letters of credit and prepayments. At December 31, 2019, approximately 40% of trade accounts receivable was covered by at least some of these additional measures.

Given our credit monitoring activities, the low percentage of overdue accounts and our low customer defaults with no bad debts in 2019 or 2018, we have recorded minimal expected credit losses. We consider the credit quality of the trade accounts receivable at December 31, 2019 to be high. The aging analysis of trade accounts receivable is presented below:

	2019	2018
Trade accounts receivable – gross
Current	$195	$260
Past due 1 to 30 days	11	7
Past due 31 to 60 days	—	1
Past due over 60 days	—	—

Trade accounts receivable – net	$206	$268
Insurance receivable	11	14
Government assistance	7	10
Other	34	40

Receivables	$258	$332

Liquidity

We manage liquidity by maintaining adequate cash and short-term investment balances and by having appropriate lines of credit available. In addition, we regularly monitor and review both actual and forecasted cash flows. Refinancing risks are managed by ensuring debt has a balanced maturity schedule where possible.

The following table summarizes the aggregate amount of contractual future cash outflows for long-term debt:

	2020	2021	2022	2023	Thereafter	Total
Long-term debt (note 12)	$10	$—	$—	$3	$650	$663
Interest on long-debt[1,2]	25	25	26	26	20	122

	$35	$25	$26	$29	$670	$785

1.	Assumes debt level, foreign exchange rate and interest rates remain at December 31, 2019 levels and rates.
2.	At December 31, 2019, we had drawn $377 million under our revolving credit facility. The potential interest payable on this loan has not been included in the above table.

Interest rates

Interest rate risk relates mainly to floating interest rate debt. By maintaining a mix of both fixed and floating rate debt, we mitigate some of the exposure to interest rate changes. As disclosed in note 12, during 2019, we entered into an interest rate swap contract to convert floating rate debt to a fixed rate debt which will reduce our exposure to fluctuations in interest rates.

At December 31, 2019, the impact of a 100-basis point change in interest rate affecting our floating rate debt would result in a change in annual interest expense, after giving effect to the interest rate swap agreement, of approximately $5 million. This analysis assumes that all other variables remain constant.

25.	Capital disclosures

Our business is cyclical and is subject to significant changes in cash flow over the business cycle. In addition, financial performance can be materially influenced by changes in product prices and the relative values of the Canadian and U.S. dollars. Our objective in managing capital is to ensure adequate liquidity and financial flexibility at all times, particularly at the bottom of the business cycle.

Our main policy relating to capital management is to maintain a strong balance sheet and otherwise meet financial tests that are commonly applied by rating agencies for investment grade issuers of public debt. Our debt is currently rated as investment grade by three major rating agencies.

We monitor and assess our financial performance in order to ensure that net debt levels are prudent taking into account the anticipated direction of the business cycle. When financing acquisitions, we combine debt and equity financing in a proportion that is intended to maintain an investment grade rating for debt throughout the cycle. Debt repayments are arranged, where possible, on a staggered basis that takes into account the uneven nature of anticipated cash flows. We have established committed revolving lines of credit that provide liquidity and flexibility when capital markets are restricted.

One key measurement used to monitor our capital position is net debt to total capital, calculated as follows at December 31:

	2019	2018
Net debt
Cash and short-term investments	$(16)	$(160)
Deferred financing costs[1]	(6)	(6)
Cheques issued in excess of funds on deposit	16	13
Operating loans	377	63
Lease obligation (current and long-term portion)	11	—
Long-term debt (current and long-term portion)	663	696

	$1,045	$606
Shareholders’ equity	2,474	2,896

Total capital	$3,519	$3,502

Net debt to total capital	30%	17%

1.	For our balance sheet presentation, these costs are applied to reduce the associated debt or, in instances when the operating loan is undrawn, these costs are included in other assets.

26.	Segment and geographical information

The segmentation of manufacturing operations into lumber, panels and pulp and paper is based on a number of factors, including similarities in products, production processes and economic characteristics. Transactions between segments are at market prices and on standard business terms. The segments follow the accounting policies described in these consolidated financial statement notes, where applicable.

The table below provides a reconciliation of our non-IFRS measure Adjusted EBITDA. This measurement is used by management to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions, including those relating to operating earnings.

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
2019
Sales
To external customers	$3,317	$594	$966	$—	$4,877
To other segments	125	11	—	(136)	—

	$3,442	$605	$966	$(136)	$4,877
Cost of products sold	(2,588)	(466)	(734)	136	(3,652)
Freight and other distribution costs	(477)	(63)	(173)	—	(713)
Selling, general and administration	(146)	(25)	(39)	(1)	(211)

Adjusted EBITDA	$231	$51	$20	$(1)	$301
Export duties	(162)	—	—	—	(162)
Equity-based compensation	—	—	—	(6)	(6)
Amortization	(196)	(16)	(43)	(4)	(259)
Restructuring and impairment charges	(33)	—	—	—	(33)

Operating earnings	$(160)	$35	$(23)	$(11)	$(159)
Finance expense	(35)	(4)	(10)	—	(49)
Other	(7)	—	4	(8)	(11)

Earnings before tax	$(202)	$31	$(29)	$(19)	$(219)

Total assets	$3,589	$316	$559	$204	$4,668

Total liabilities	$681	$56	$159	$1,298	$2,194

Capital expenditures	$339	$23	$39	$9	$410

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
2018
Sales
To external customers	$4,291	$664	$1,163	$—	$6,118
To other segments	165	12	—	(177)	—

	$4,456	$676	$1,163	$(177)	$6,118
Cost of products sold	(2,635)	(461)	(698)	177	(3,617)
Freight and other distribution costs	(503)	(63)	(166)	—	(732)
Selling, general and administration	(162)	(25)	(41)	(3)	(231)

Adjusted EBITDA	$1,156	$127	$258	$(3)	$1,538
Export duties	(202)	—	—	—	(202)
Equity-based compensation	—	—	—	(7)	(7)
Amortization	(196)	(15)	(44)	(2)	(257)

Operating earnings	$758	$112	$214	$(12)	$1,072
Finance expense	(25)	(2)	(10)	—	(37)
Other	20	—	11	6	37

Earnings before tax	$753	$110	$215	$(6)	$1,072

Total assets	$3,739	$320	$659	$73	$4,791

Total liabilities	$701	$62	$156	$976	$1,895

Capital expenditures	$284	$16	$60	$10	$370

The geographic distribution of non-current assets and external sales is as follows:

	Non-current assets		Sales by geographic area[1]
	2019	2018	2019	2018
Canada	$2,049	$2,121	$979	$1,239
United States	1,472	1,325	2,890	3,661
China	—	—	650	734
Other Asia	—	—	321	442
Other	—	—	37	42

	$3,521	$3,446	$4,877	$6,118

1.	Sales distribution is based on the location of product delivery.

27.	Countervailing (“CVD”) and antidumping (“ADD”) duty dispute

On November 25, 2016, a coalition of U.S. lumber producers petitioned the U.S. Department of Commerce (“USDOC”) and the U.S. International Trade Commission (“USITC”) to investigate alleged subsidies to Canadian softwood lumber producers and levy countervailing and antidumping duties against Canadian softwood lumber imports. We were chosen by the USDOC as a “mandatory respondent” to both the countervailing and antidumping investigations and as a result have received unique company specific rates.

Developments in CVD and ADD rates

On April 24, 2017, the USDOC issued its preliminary determination in the CVD investigation and on June 26, 2017, the USDOC issued its preliminary determination in the ADD investigation. On December 4, 2017, the duty rates were revised. On February 3, 2020, the USDOC reassessed these rates based on its first Administrative Review (“AR”) as noted in the tables below.

The CVD and ADD rates apply retroactively for each Period of Investigation (“POI”). We record CVD as export duty expense at the cash deposit rate until an AR finalizes a new applicable rate for each POI. We record ADD as export duty expense by estimating the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust when an AR finalizes a new applicable rate for each POI. The difference between the cash deposits and export duty expense is recorded on our balance sheet as export duty deposits receivable.

On February 3, 2020, the USDOC released the preliminary results from AR1 as shown in the table below. The duty rates are subject to an appeal process and are not expected to be finalized until August of 2020 at which time any required adjustment will be recorded.

If the AR1 rates were to be confirmed, it would result in a U.S. dollar adjustment of $93 million for the POI covered by AR1. Assuming these rates are finalized, our combined cash deposit rate would be revised to 9.08%.

The respective Cash Deposit Rates, the December 4, 2017 Revised Rate, the AR1 Preliminary Rate and the West Fraser Estimated ADD Rate for each period are as follows:

Effective dates for CVD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)
AR1 POI
April 28, 2017 – August 24, 2017[1]	24.12%	17.99%	7.07%
August 25, 2017 – December 27, 2017[1]	–	–	–
December 28, 2017 – December 31, 2017	17.99%	17.99%	7.07%
January 1, 2018 – December 31, 2018	17.99%	17.99%	7.51%
AR2 POI
January 1, 2019 – December 31, 2019	17.99%	17.99%	n/a4

1.

On April 24, 2017, the USDOC issued its preliminary rate in the CVD investigation. The requirement that we make cash deposits for CVD was suspended on August 24, 2017 until the revised rate was published by the USITC.

2.	On December 4, 2017, the USDOC revised our CVD rate effective December 28, 2017.
3.	On February 3, 2020, the USDOC issued its preliminary CVD rate for the AR1 POI.
4.	The CVD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.

Effective dates for ADD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)	West Fraser Estimated Rate
AR1 POI
June 30, 2017 – December 3, 2017[1]	6.76%	5.57%	1.57%	1.46%[5]
December 4, 2017 – December 31, 2017	5.57%	5.57%	1.57%	1.46%[5]
January 1, 2018 – December 31, 2018	5.57%	5.57%	1.57%	1.46%
AR2 POI
January 1, 2019 – December 31, 2019	5.57%	5.57%	n/a [4]	4.65%

1.	On June 26, 2017, the USDOC issued its preliminary rate in the ADD investigation effective June 30, 2017.
2.	On December 4, 2017, the USDOC revised our ADD rate effective December 4, 2017.
3.	On February 3, 2020, the USDOC issued its preliminary ADD rate for the AR1 POI.
4.	The ADD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.

In fiscal 2017, our estimated ADD was recorded at a rate of 0.9%. AR1 covers both the 2017 and 2018 periods. In 2018 we recorded ADD such that the cumulative rate for the periods covered by AR1 would be 1.46%.

Duty expense and cash deposits

Export duties incurred in the period	2019	2018

Countervailing duties	$127	$178
Antidumping duties	40	55

Total	$167	$233

Recognized in the financial statements as	2019	2018

Export duties recognized as expense in consolidated statements of earnings	$162	$202
Export duties recognized as long-term duty deposits receivable in consolidated balance sheets	5	31

Total	$167	$233

We have recorded long-term duty deposits receivable related to CVD for the excess of deposits made at the Cash Deposit Rate of 24.12% compared to the December 4, 2017 Revised Rate of 17.99%, and to ADD for the difference between the 5.57% Cash Deposit Rate and our West Fraser Estimated Rate. The details are as follows:

Export duty deposits receivable	2019	2018
Beginning of year	$75	$37
Export duties recognized as long-term duty deposits receivable in consolidated balance sheets	5	31
Interest recognized on the long-term duty deposits receivable	4	2
Foreign exchange on the long-term duty deposits	(4)	5

End of year	$80	$75

As at December 31, 2019, export duties paid and payable on deposit with the USDOC are US$275 million for CVD and US$98 million for ADD for a total of US$373 million.

AR2

AR2 covers the POI from January 1, 2019 through December 31, 2019 and will commence in 2020. The results of AR2 are not expected to be finalized until 2021. Notwithstanding the deposit rates assigned under the investigations, our final liability for the assessment of CVD and ADD will not be determined until each annual administrative review process is complete and related appeal processes are concluded.

Appeals

We, together with other Canadian forest product companies and the Canadian federal and provincial governments (the “Canadian Interests”) categorically deny the allegations by the coalition of U.S. lumber producers and disagree with the countervailing and antidumping determinations by the USDOC and the USITC. The Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute and have appealed the decisions to North America Free Trade Agreement panels and the World Trade Organization.